Exhibit 10.11

SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

1.               Each non-employee director (“Non-Employee Director”) of General Growth Properties, Inc. (the “Company”) shall be paid an annual cash retainer of $60,000.

2.               The chairperson of each of the Audit Committee, Compensation Committee and Nominating & Governance Committee shall be paid an annual cash retainer of $25,000, $15,000 and $10,000, respectively.

3.     Each Non-Employee Director shall be paid $1,500 for each Board meeting attended in person; $1,000 for each Board meeting attended telephonically; $1,500 for each Audit Committee meeting attended; $1,500 for each committee meeting attended in person; and $1,000 for each committee meeting attended telephonically.

4.     In addition to receiving fees for their services as directors, each Non-Employee Director shall receive an annual equity award of restricted stock valued at $90,000 (“Annual Award”) and a new director equity award of restricted stock valued at $75,000 (“New Director Award”) under our 2010 Equity Incentive Plan. Each Annual Award shall vest on the first anniversary of such award.  Each New Director Award shall vest one third on grant date and one third on each of the first and second anniversaries of the grant date.